EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of February 12, 2021, Delta Air Lines, Inc. (the “Company”) has one class of securities, our common stock, registered under Section 12 of the Securities Exchange Act of 1934, as amended.
DESCRIPTION OF COMMON STOCK
The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”) for additional information.
Authorized Shares of Capital Stock
Our authorized capital stock consists of 1,500,000,000 shares of common stock, par value $0.0001 per share, and 500,000,000 shares of preferred stock, with a par value of $0.0001 per share.
Voting Rights
Holders of common stock are entitled to one vote for each share held in their name on all matters submitted to a vote of stockholders and do not have preemptive rights or cumulative voting rights. Except as otherwise set forth in the Bylaws, each director will be elected by the vote of a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present; however, if the number of director nominees exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any meeting and entitled to vote on the election of directors. Except as otherwise provided by law, the Certificate of Incorporation or the Bylaws, the affirmative vote of the holders of a majority of the voting power of the Company’s common stock present and entitled to vote at any meeting at which a quorum is present will be the act of the Company’s stockholders on any other matters.
Dividends
Subject to the rights of the holders of any shares of preferred stock that may at the time be outstanding, the holders of shares of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Company’s Board of Directors out of funds legally available for payment of dividends.
Liquidation Rights
If the Company is liquidated, the holders of shares of common stock are entitled to share ratably in the distribution remaining after payment of debts and expenses and of the amounts to be paid on liquidation to the holders of shares of preferred stock.
Foreign Ownership Limitation
The Certificate of Incorporation limits the total number of shares of equity securities held by all persons who fail to qualify as citizens of the United States to no more than 24.9% of the voting power of the

Company’s outstanding equity securities. In the event that this threshold is exceeded, the number of votes such holders will be entitled to vote shall be reduced pro rata by such amount so that their aggregate voting power equals this threshold amount. The Certificate of Incorporation provides that the Company may require a certification from holders of its common stock as to the amount of equity securities held by holders who are not citizens of the United States
Certain Anti-takeover Provisions
The Company is subject to the “business combination” provisions of Section 203 of the DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to an interested stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company even though such a transaction may offer the Company’s stockholders the opportunity to sell their stock at a price above the prevailing market price.
Listing
Our common stock is listed on the New York Stock Exchange ("NYSE") under the trading symbol DAL.